SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2014

IMAGEWARE SYSTEMS, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127
(Address of principal executive offices)

(619) 673-8600
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2014, ImageWare Systems, Inc. (the “Company”) and Neal I. Goldman, a director of the Company (the “Holder”), entered into an amendment (the “Amendment”) to the convertible promissory note (the “Note”), previously issued by the Company to the Holder on March 27, 2013, under which the Company may request advances from the Holder. As of the date hereof, the Company has not requested, nor has it received any advances under the Note. The Amendment (i) increases the principal amount of the Note from $2.5 million to $3.5 million; (ii) modifies the definition of Qualified Financing to mean a debt or equity financing resulting in gross proceeds to the Company of at least $3.5 million; and (iii) permits the Holder to elect to convert up to $2.5 million outstanding principal, plus any accrued but unpaid interest under the Note, into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for $0.95 per share, and any remaining outstanding principal and accrued but unpaid interest into shares of Common Stock for $2.25 per share (“Conversion Shares”).

As additional consideration for entering into the Amendment, the Company issued to the Holder a warrant to purchase 177,778 shares of Common Stock for $2.25 per share (the “Warrant Shares”) (the “Warrant”). The Warrant will expire on March 27, 2015, the maturity date of the Note.

The descriptions of the Note, Amendment and Warrant contained herein do not purport to be complete, and are qualified, in their entirety, by reference to the Note, attached as Exhibit 10.41 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013, and the Amendment and Warrant, attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

The Warrant, and, when issued, the Warrant Shares and Conversion Shares, were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. The Holder represented that he is an “accredited investor” as defined in Regulation D.

Item 9.01 Financial Statements and Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.

Date: March 13, 2014	By:	/s/ Wayne Wetherell
Wayne Wetherell
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment to Convertible Promissory Note, dated March 12, 2014
10.2	Warrant, dated March 12, 2014